EXHIBIT 1.1

Acquisition Agreement

This Acquisition Agreement (the “Agreement”) is dated as of 23 January 2013 between (1) VRDT Corporation, a Delaware corporation, having its statutory address at 3422 Old Capitol Trail, Suite 700, Wilmington, Delaware 19808 and its office address at 12223 Highland Avenue, Suite 106-542, Rancho Cucamonga, California 91739 and registered with the Delaware Secretary of State under number 4583438 (“VRDT”), on one part, and (2) (a) Stichting Beheer Arch Hill I, a foundation incorporated under the laws of the Netherlands, having its statutory seat at ‘s-Gravenhage and its office address at (2517 JK) ‘s-Gravenhage, President Kennedylaan 19, The Netherlands and registered with the Dutch Trade Register under number 27169177 (“SB Arch Hill I”) and (b) Stichting Beheer Arch Hill II, a foundation incorporated under the laws of the Netherlands, having its statutory seat at ‘s-Gravenhage and its office address at (2517 JK) ‘s-Gravenhage, President Kennedylaan 19, The Netherlands and registered with the Dutch Trade Register under number 27253605 (“SB Arch Hill II”) and, together with SB Arch Hill I, the “Fund Parties”).  Each of VRDT and the Fund Parties are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

Recitals

A.           The Fund Parties presently own or beneficially control on a fiduciary basis 7,837,732 shares (the “AHC Shares”) in the capital of Arch Hill Capital N.V., a Dutch naamloze vennootschap, having its statutory seat at ‘s-Gravenhage and its office address at (2517 JK) ‘s-Gravenhage, President Kennedylaan 19, The Netherlands and registered with the Dutch Trade Register under number 33216411 (the “Company” and, together with its subsidiaries, affiliates and other controlled entities, “AHC”).

B.           The AHC Shares constitute all of the issued and outstanding shares in the capital of the Company.

C.           The Fund Parties desire to continue their investment and active participation in their investments on behalf of their investors and also to expand and diversify such investments with additional strategic holdings in related business areas.

D.           VRDT is an indirect investor in the Company through VRDT’s ownership of depository receipts of Arch Hill II and as such supports the Fund Parties’ investment and participation goals.

E.           VRDT has developed a diversified business plan in business areas that are related to those in which AHC is presently involved.

F.           VRDT and the Fund Parties have discussed entering into a transaction in which (i) VRDT would acquire the AHC Shares from the Fund Parties and (ii) the Fund Parties, on behalf of their investors, would concurrently continue and expand their investments (in a manner consistent with Fund Parties’ investment goals) through a direct investment in VRDT.

G.           Through such discussions, VRDT and the Fund Parties have agreed upon the terms of an acquisition by VRDT of the AHC Shares, in consideration of which VRDT will issue to the Fund Parties common stock of VRDT and a warrant to receive contingent value or acquire additional shares of common stock of VRDT. VRDT will make an agreed cash payment to the Fund Parties, and VRDT will grant to representatives of the Fund Parties the right to participate in the continuing management and supervision of VRDT through participation on VRDT’s board of directors.

H.           To accomplish the foregoing, the Fund Parties are willing to transfer the AHC Shares to VRDT in exchange for (1) 51,600,000 newly issued shares (the “VRDT Shares”) of VRDT’s common stock, par value $.001 per share (“Common Stock”), representing approximately 29% of the outstanding Common Stock of VRDT (after giving effect to the issuance of the VRDT Shares) and (2) contingent value warrants granting to the Fund Parties the right to elect to either participate in contingent value achieved with respect to certain of the Company’s present holdings or purchase an additional 7.5 million shares of Common Stock at an exercise price of $1.20 per share (the “Warrants” and, together with the VRDT Shares, the “VRDT Securities”).

I.           VRDT is willing to issue and transfer the VRDT Securities to Fund Parties in consideration of the AHC Shares.

J.           VRDT is also willing to grant to the Fund Parties the right to participate in the management and direction of VRDT on behalf of the Fund Parties’ investors through the Fund Parties’ designees’ nomination for election to the VRDT board of directors.

K.           The Parties desire to enter into this Agreement to set forth the terms and conditions of the transactions contemplated above and to effectuate the transfer and issuance of the AHC Shares and the VRDT Securities.

Agreement

Now, Therefore, in consideration of the premises and of the covenants and conditions contained herein, the Parties agree as follows:

1.             Acquisition of AHC Shares.  The Fund Parties hereby agree to transfer to VRDT the AHC Shares in consideration of the issuance to the Fund Parties of the VRDT Securities.  VRDT hereby agrees to issue and transfer to the Fund Parties the VRDT Securities in consideration of the acquisition of the AHC Shares.  The AHC Shares and the VRDT Securities so exchanged are referred to herein as the “Consideration Securities.”  The closing of the transfer and issuance of the Consideration Securities will be as provided in Section 3 below, subject to the terms and conditions set forth in this Agreement, including the conditions to the Closing (as defined in Section 3 below) contained in Section 4 below.

2.             Certain VRDT Covenants and Transaction Terms.

a.           VRDT covenants and agrees that, (1) concurrent with the Closing (as defined in Section 3 below), VRDT’s board of directors shall appoint two (2) designees of the Fund Parties to the board of directors of VRDT, such directors to fill vacancies on the board of directors, and (2) so long as the Fund Parties or the investors in the Fund Parties on the date hereof (collectively, the “AHC Holders”) collectively hold in aggregate at least ten  percent (10%) of the initially issued VRDT Securities (which for such purpose will be based upon and include any shares of Common Stock initially issuable upon exercise of the Warrants and any securities issued in exchange for VRDT Securities), the AHC Holders shall be entitled annually to designate two (2) persons to be nominated by management of VRDT to be elected as directors of VRDT.  VRDT covenants and agrees that such nomination will be included in any management slate of directors put up by VRDT for election by the stockholders of VRDT, but that such nomination does not ensure election, which only occurs through the votes of Common Stock holders (together with the holders of other securities, if any, of VRDT entitled to vote on the election of directors).  Notwithstanding the foregoing, AHC shall not be entitled to nominate individuals who are unsuitable to serve as directors of VRDT, including by reason of the prior conviction of a felony, civil, criminal or administrative determination that such individuals participated in a fraud, participation in competing entities, or lack of professional education or achievement that would make it difficult for such individuals to carry out the duties of a director of a public company.

b.           The terms of the Warrants shall provide that, at the election of the holder at any time during the forty-five (45) days after the occurrence of each respective Sale Event (as defined below), the holder may either (1) acquire the Contingent Value from such Sale Event allocable to such Warrant, in which event the respective Proportionate Share of such Warrant shall cease to be exercisable with respect to Common Stock, or (2) continue the exercisability of the Proportionate Share of such Warrant for the remainder of the term of the Warrant.  The holder of the Warrant may also elect a combination of (1) and (2) above, in which event the respective Contingent Value and Proportionate Share of the Warrant shall be appropriately apportioned.  The Sale Events under the Warrant will mean a sale or other disposition of AHC’s investments in its minority private portfolio investments and VRDT and SB Arch Hill I shall agree on the Proportionate Share of the Warrant that each investment represents.  The Contingent Value with respect to all Warrants in respect of each investment shall be 70% of the net proceeds to the Company of such Sale Event after costs and expenses associated with the Sale Event.

3.             Closing; Closing Deliveries.

a.           The closing of the transfer and issuance of the Consideration Securities (the “Closing”) shall take place at the offices of the Fund Parties in The Hague as soon as practicable after the signing of this Agreement by both Parties as the Parties may mutually agree.

b.           At the Closing, the Fund Parties shall deliver to VRDT a Notarial Deed evidencing the transfer of the AHC Shares.

c.           At the Closing, VRDT shall deliver to the Fund Parties a certificate or certificates (as designated by the Fund Parties prior to the Closing) representing the VRDT Shares and the Warrants, duly and validly issued as instructed by Fund Parties.

d.           As soon as practicable following the Closing, VRDT shall pay to SB Arch Hill I cash in an amount equal to €1 million.

4.             Conditions to Closing.  The obligations of Fund Parties and VRDT under this Agreement to be performed at the Closing are subject to the satisfaction or waiver of the following conditions precedent on or before the Closing date, as indicated below.

a.           Company Investments.  The Company shall have an aggregate of net cash, net cash equivalents and net proceeds of immediately liquid (meaning without discount due to timing of sale) securities holdings of not less than €1.7 million.

b.           Proceedings Satisfactory.  All actions, proceedings, instruments, opinions and documents required to carry out this Agreement or incidental hereto, and all other related legal matters, shall be reasonably satisfactory to the Fund Parties and VRDT, respectively.

c.           Representations and Warranties Correct.  The representations and warranties made by Fund Parties in Section 5 below and by VRDT in Section 6 below shall be true and correct in all material respects on and as of the Closing date with the same force and effect as though all such representations and warranties had been made on and as of the Closing date.

d.           Compliance with Terms and Conditions.  All the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by the Fund Parties and VRDT, respectively, on or before the Closing date shall have been complied with and performed.

e.           Delivery of Certificates.  The Fund Parties shall cause to be delivered a copy of the Notarial Deed, by which the AHC Shares shall be duly and validly transferred to VRDT, and VRDT shall have delivered to the Fund Parties certificates representing the VRDT Shares and the Warrants, duly and validly issued in such amounts in each respective Fund Party’s name, as applicable, or as otherwise instructed by the Fund Parties.

f.           Third-Party Consents.  The Parties shall have delivered or obtained all such written consents or waivers necessary or advisable in the judgment of either Party to permit the transfer of the AHC Shares and the issuance of the VRDT Securities and consummation of the other transactions contemplated herein, on the terms provided herein.

g.           No Proceedings.  No action, suit, claim, investigation or proceeding by or before any court, administrative agency or other governmental or regulatory body or authority shall have been instituted or threatened which may restrain, prohibit or invalidate any of the transactions contemplated by this Agreement or which may affect the right of the Company to own, possess, operate or control after the Closing date the assets of the Company, including its investments and securities holdings in constituents of AHC, or any part thereof.

5.             Representations and Warranties of the Fund Parties.  The Fund Parties represent, jointly and severally, to VRDT that:

a.           The Fund Parties are the lawful owners of record and beneficially own the AHC Shares; the AHC Shares are so owned by the Fund Parties free and clear of all security interests, liens, encumbrances, claims and equities of every kind, except as created by this Agreement; the AHC Shares are duly authorized, validly issued and outstanding, fully paid and nonassessable; and the AHC Shares constitute one hundred percent (100%) of all capital stock of any kind in the Company.

b.           The AHC Shares transferred to VRDT in accordance with this Agreement will be duly authorized, validly issued and outstanding, fully paid and nonassessable and will constitute one hundred percent (100%) of all capital stock of any kind in the Company.

c.           Except as disclosed to VRDT in writing prior to the date of the Agreement, AHC holds no material investments and there are no other constituent entities of AHC.

d.           Each constituent entity of AHC is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

e.           The Fund Parties have, or will prior to and at the Closing have, full legal power, authority and capacity to execute, deliver and perform this Agreement, to transfer and convey the AHC Shares and to deliver the Notarial Deed, and now have, and at the Closing will have, full legal power to sell the AHC Shares to VRDT and accept the VRDT Securities from VRDT in consideration of the issuance thereof in accordance with this Agreement.  Without limiting the generality of the foregoing:  no authorization, consent or approval or other order or action of or filing or registration with any court, administrative agency, or other governmental or regulatory body or authority is required for the execution and delivery by the Fund Parties of this Agreement or the Fund Parties consummation of the transactions contemplated hereby; this Agreement has been duly and validly executed and delivered by the Fund Parties and constitutes the valid and binding obligation of the Fund Parties, enforceable in accordance with their terms, except as limited by bankruptcy, reorganization, insolvency, moratorium and similar laws presently or hereafter in effect affecting the enforcement of creditors’ rights generally; and transfer of the AHC Shares and the issuance and delivery of the Notarial Deed at the Closing in accordance with this Agreement will vest good title to the AHC Shares being transferred and sold by the Fund Parties hereunder in VRDT, free and clear of all security interests, liens, encumbrances, claims and equities of every kind other than restrictions on disposition contained in applicable federal and state securities laws.

f.           Neither the execution and delivery of this Agreement by the Fund Parties nor the consummation by the Fund Parties of the transactions contemplated hereby will conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of a lien or encumbrance on the AHC Shares pursuant to, any indenture, mortgage, lease, agreement or other instrument to which the Fund Parties are a party or by which it, or any of their properties, may be bound or affected, or violate any law or regulation to which the Fund Parties or the Company is subject or by which it or its properties are bound.

g.           There are no actions, suits, arbitrations or proceedings pending or, to the knowledge of either Fund Party, threatened against, relating to or affecting, nor to the knowledge of either Fund Party are there any governmental or regulatory authority investigations or audits pending or threatened against, relating to or affecting, either Fund Party, the Company or any constituent of AHC or any of their respective assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the Company, the constituents of AHC and their subsidiaries taken as a whole or on the ability of the Fund Parties to consummate the transactions contemplated by this Agreement, and there are no facts or circumstances known to either Fund Party that could be reasonably expected to give rise to any such action, suit, arbitration, proceeding, investigation or audit, and (ii) none of the Fund Parties, the Company, any constituent of AHC or any of their respective subsidiaries is subject to any order of any governmental or regulatory authority which, individually or in the aggregate, is having or could be reasonably expected to have a material adverse effect on the Company, the constituents of AHC and their respective subsidiaries taken as a whole or on the ability of the Fund Parties to consummate the transactions contemplated by this Agreement.

h.           Since 30 June 2012, there have been no material changes in the assets (including investments, cash and cash equivalents) or liabilities (excluding litigation disclosed to VRDT in writing prior to 1 January 2013 ) of or affecting AHC.

i.           There are no pre-emptive rights, co-sale rights, tag-along rights, drag-along rights, rights of first negotiation, rights of last negotiation, rights of first refusal, rights of last refusal or any other rights of any person that pertain to or arise from the transactions contemplated by this Agreement that could cause all or any of: (i) an increase in the capital of VRDT, the Company, AHC or any constituent thereof; (ii) alter the persons or securities subject to this Agreement or result in any other person or securities being substituted for the persons or securities set forth herein, (iii) require that any offer to participate in these transactions be delivered to any third person, or (iv) otherwise affect the terms, conditions or implementation of the transactions contemplated hereby.

j.           There is no broker or finder involved in connection with the purchase or sale of the Consideration Securities contemplated by this Agreement on behalf of the Fund Parties.

6.           Representations and Warranties of VRDT.  VRDT represents and warrants to the Fund Parties that:

a.           VRDT has duly and validly authorized the issuance to the Fund Parties of the VRDT Securities in consideration of the transfer to VRDT of the AHC Shares; and, upon issuance in consideration of the transfer to VRDT of the AHC Shares, the VRDT Securities will be duly and validly issued, fully paid, and nonassessable and will be free and clear of all security interests, liens, encumbrances, claims and equities of every kind, except for such terms and conditions to the exercise of the Warrants as are contained therein.

b.           VRDT is duly organized, validly existing and in good standing under the law of the State of Delaware.

c.           VRDT has full legal power, authority and capacity to execute, deliver and perform this Agreement and now has, and at the Closing will have, full legal power to purchase and acquire the AHC Shares from the Fund Parties in consideration of the issuance of the VRDT Securities to the Fund Parties in accordance with this Agreement.  Without limiting the generality of the foregoing:  no authorization, consent or approval or other order or action of or filing or registration with any court, administrative agency, or other governmental or regulatory body or authority is required for the execution and delivery by VRDT of this Agreement or VRDT’s consummation of the transactions contemplated hereby; this Agreement has been duly and validly executed and delivered by VRDT and constitutes the valid and binding obligation of VRDT, enforceable in accordance with its terms, except as limited by bankruptcy, reorganization, insolvency, moratorium and similar laws presently or hereafter in effect affecting the enforcement of creditors’ rights generally; and delivery of the VRDT Securities at the Closing will vest good title to the VRDT Securities in the Fund Parties (as directed by the Fund Parties), free and clear of all security interests, liens, encumbrances, claims and equities of every kind other than restrictions on disposition contained in applicable federal and state securities laws.

d.           Neither the execution and delivery of this Agreement by VRDT nor the consummation by VRDT of the transactions contemplated hereby will conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under any indenture, mortgage, lease, agreement or other instrument to which VRDT is a party or by which it, or any of its properties, may be bound or affected, or violate any law or regulation to which VRDT is subject or by which it or its properties are bound.

e.           There are no actions, suits, arbitrations or proceedings pending or, to the knowledge of VRDT, threatened against, relating to or affecting, nor to the knowledge of VRDT are there any governmental or regulatory authority investigations or audits pending or threatened against, relating to or affecting, VRDT or any of its subsidiaries or any of their respective assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on VRDT and its subsidiaries taken as a whole or on the ability of VRDT to consummate the transactions contemplated by this Agreement, and there are no facts or circumstances known to VRDT that could be reasonably expected to give rise to any such action, suit, arbitration, proceeding, investigation or audit, and (ii) none of VRDT or any of its subsidiaries is subject to any order of any governmental or regulatory authority which, individually or in the aggregate, is having or could be reasonably expected to have a material adverse effect on VRDT and its subsidiaries taken as a whole or on the ability of VRDT to consummate the transactions contemplated by this Agreement.

f.           Subject to the seller’s, the Fund Parties’ and the Company’s compliance with all applicable laws, rules and regulations applicable to or required for the transfer to VRDT thereof, VRDT is the owner of record and beneficially of depository receipts of Arch Hill II.

g.           There are no pre-emptive rights, co-sale rights, tag-along rights, drag-along rights, rights of first negotiation, rights of last negotiation, rights of first refusal, rights of last refusal or any other rights of any person that pertain to or arise from the transactions contemplated by this Agreement that could cause all or any of: (i) an increase in the capital of VRDT, the Company, AHC or any constituent thereof; (ii) alter the persons or securities subject to this Agreement or result in any other person or securities being substituted for the persons or securities set forth herein, (iii) require that any offer to participate in these transactions be delivered to any third person, or (iv) otherwise affect the terms, conditions or implementation of the transactions contemplated hereby.

h.           There is no broker or finder involved in connection with the purchase or sale of the Consideration Securities contemplated by this Agreement on behalf of VRDT.

7.           Additional Representations, Warranties and Covenants.

a.           Financing Covenant.  VRDT covenants and agrees to obtain at or before Closing a conditional financing commitment from a third party or parties that provides for, upon achievement of performance milestones related to the Company, sufficient financing to support the mutually agreed initial development budget and timeline of the Company and its subsidiaries.

b.           Business Plan.  Promptly after the Closing, and in any event within 90 days thereafter, VRDT will cause its management to prepare a confidential business plan, including specific provisions relating to AHC.  The confidential business plan will be submitted to VRDT’s board of directors, including the Fund Parties’ board appointees for their review and input.  Though the Parties acknowledge that such business plan will be and shall remain “confidential,” the Parties acknowledge that any disclosure thereof outside VRDT shall be subject to continuing confidentiality obligations and compliance with applicable securities laws, including Regulation FD, and that VRDT shall comply with any disclosure requirements related thereto.

c.           Company Asset.  The Fund Parties shall cause there to be no material change in the unrestricted cash, cash equivalents and liquid investments of the Company at any time prior to the Closing.

d.           VRDT Information.  VRDT represents and warrants that VRDT’s reports and filings with the United States Securities and Exchange Commission (the “SEC”) comply in all material respects with all requirements of the rules and regulations of the SEC, but the Parties agree and acknowledge that VRDT possesses additional confidential and proprietary information about VRDT and its business that is not contained in, and that VRDT believes is not required to be contained in, VRDT’s SEC reports and filings.  VRDT also represents and warrants that it has conducted its own due diligence investigation regarding the Fund Parties, AHC and the AHC Shares, but that in the course of such investigation VRDT may have possession of, or may have received, confidential or material non-public information concerning the Fund Parties, the Company, any investment of the Company, any constituent of AHC or the AHC Shares that the Fund Parties do not possess or have access to (the “VRDT Information”).  The Parties acknowledge that, if in the future VRDT concludes that it is obligated to publicly disclose any VRDT Information, it shall do so.

e.           Fund Party Information.  The Parties agree and acknowledge that certain investments held by the Company or constituents of AHC may be companies that file reports and filings with the SEC.  No Party makes any representation or warranty that any such reports or filings comply with requirements of the rules and regulations of the SEC, and the Parties agree and acknowledge that any such company or the Fund Parties may possesses additional confidential and proprietary information about such reporting company and its business that is not contained in, and is not required to be contained in, such company’s SEC reports and filings.  In addition, the Fund Parties may have possession of, or may have received, confidential or material non-public information concerning the Company, an investment of the Company, any constituent of AHC or the AHC Shares that VRDT does not possess or have access to (the “Fund Party Information”).

f.           Mutuality.  Each Party has requested that the other not disclose to it any of the VRDT Information or the Fund Party Information, as applicable.  Each Party has complied with the other Party’s request not to disclose to it any of VRDT Information or the Fund Party Information, as applicable.

g.           Potential Disparity of Information.  As a consequence of such non-disclosure of VRDT Information and Fund Party Information, as the case may be, and the limited public information regarding VRDT, the Company, the investments of the Company, the constituents of AHC, a disparity of information may exist between VRDT and the Fund Parties with respect to VRDT AHC or the AHC Shares.  VRDT, Fund Parties and AHC each agree and acknowledge that either VRDT Information or AHC Information may be indicative of a value of the VRDT Securities or the AHC Shares that is substantially different than the purchase price reflected herein and that the Parties are each conducting their own due diligence investigation and making their own investment decision regarding the VRDT Securities and the Fund Parties’ investment in VRDT, on one part, and the AHC Shares and VRDT’s investment in the Company, on another part.

h.           Waivers and Releases.  As a condition to each Fund Party’s agreement to sell and transfer, and VRDT’s agreement to purchase, the AHC Shares and a condition to VRDT’s agreement to issue and sell, and each Fund Party’s agreement to purchase, the VRDT Securities, each Fund Party and VRDT agrees, on its behalf and on behalf of any other person that might have an interest in the waiver, to waive against the other, and hereby release and agree to indemnify and hold harmless the other from, claims, if any the other could otherwise have with respect to the non-disclosure of VRDT Information or the Fund Party Information, respectively, and regardless of whether such information should have been publicly disclosed.  This waiver extends to: (i) the failure of the other Party to comply with any disclosure requirements, regardless of the materiality of the information not disclosed, and (ii) any selective disclosure, by which some persons and not others received a full or partial disclosure of the information, and (iii) any allegation arising from a partial disclosure of information, even if the information not disclosed demonstrates that when viewed in the context of the undisclosed information the disclosed information is materially misleading.

i.           Mutual Securities Representation.  Each Fund Party and VRDT represents and warrants to the other that it is an accredited investor within the meaning of Rule 501 promulgated under the Securities Act of 1933, as amended.

j.           Additional Fund Parties’ Representations.  Each Fund Party further represents, warrants and acknowledges, jointly and severally, that it (1) is a sophisticated seller and purchaser, as applicable, with respect to the AHC Shares and VRDT Securities, (2) has adequate information concerning the AHC Shares being sold and VRDT Securities being purchased by the Fund Parties hereunder, (3) has adequate information concerning the business and financial condition of each of the Company, each investment of the Company, each constituent of AHC and VRDT, (4) has conducted, to the extent it deemed necessary, an independent investigation of such matters as, in its judgment, is necessary for it to make an informed investment decision with respect to the AHC Shares being sold and VRDT Securities being purchased by the Fund Parties hereunder, the Company, each investment of the Company, each constituent of AHC and VRDT, and the transactions contemplated hereby, and (5) except with respect to VRDT’s SEC filings, has not relied upon VRDT for any investigation into, assessment of, or evaluation with respect to the AHC Shares being sold or the VRDT Securities being purchased by the Fund Parties hereunder, the Company, each investment of the Company, each constituent of AHC and VRDT and/or the transactions contemplated hereby.  Each Fund Party further represents, warrants and acknowledges, jointly and severally, that (i) each Fund Party is a foundation (stichting) under the laws of The Netherlands, (ii) each Fund Party is authorized by law and its governing documents to make and dispose of investments of the type such as the AHC Shares and the VRDT Securities, (iii) each Fund Party is not a “U.S. person” within the meaning of Regulation S promulgated by the SEC, (iv) each Fund Party acquired the AHC Shares for investment purposes in accordance with the governing documents of the respective Fund Party and not with a view toward distribution or resale, and (v) each Fund Party is acquiring the VRDT Securities for investment purposes in accordance with the governing documents of the respective Fund Party and not with a view toward distribution or resale, provided that the foregoing shall not restrict the Fund Party’s respective rights to hold and dispose of their VRDT Securities, subject to compliance with applicable securities laws.

k.           Additional VRDT Representations.  VRDT further represents and acknowledges that it: (1) is a sophisticated purchaser with respect to the AHC Shares, (2) has adequate information concerning the Company and the AHC Shares, (3) has adequate information concerning the business and financial condition of the Company, (4) has conducted, to the extent it deemed necessary, an independent investigation of such matters as, in judgments, is necessary for it to make an informed investment decision with respect to the Company, the AHC Shares and the transactions contemplated hereby, and (5) has not relied upon the Fund Parties for any investigation into, assessment of, or evaluation with respect to the Company, the AHC Shares and/or the transactions contemplated hereby.  VRDT represents that it is acquiring the AHC Shares (i) as principal for its own account and not as a broker or agent for another party and (ii) for investment purposes only and not with a view toward distribution or resale, provided that the foregoing shall not restrict VRDT’s rights to hold and dispose of the AHC Shares, subject to compliance with applicable securities laws.

l.           Acknowledgements.  Each Party acknowledges that the other is relying on this Agreement in engaging in the exchange of the Consideration Securities hereunder and would not engage in the transactions contemplated hereby in the absence of this Agreement and the acknowledgements and agreements made herein.

m.           Indemnities.  Notwithstanding anything to the contrary in this Agreement, VRDT shall indemnify, defend, and hold the Fund Parties and their respective officers, directors, agents, partners, members, controlling entities, and employees (collectively, “Fund Indemnitees”) harmless from and against any liability, claim, cost or damage that the Fund Indemnitees, or any of them, incur or suffer as a result of, in connection with, or arising out of VRDT and the Fund Parties entering into and/or consummating, the transactions contemplated hereby and based on or deriving from assertions of the Fund Parties’ possession, use or non-disclosure of confidential or material non-public information in connection with the purchase and sale of the AHC Shares or the VRDT Securities hereunder, deriving from or relating to any assertion that the Fund Parties and VRDT did not have access to the same information or deriving from or relating to any related theories of recovery.  Notwithstanding anything to the contrary in this Agreement, the Fund Parties, jointly and severally, shall indemnify, defend, and hold VRDT and its officers, directors, agents, partners, members, controlling entities, and employees (collectively, “VRDT Indemnitees”) harmless from and against any liability, claim, cost or damage that the VRDT Indemnitees, or any of them, incur or suffer as a result of, in connection with, or arising out of VRDT and the Fund Parties entering into and/or consummating, the transactions contemplated hereby and based on or deriving from assertions of VRDT’s possession, use or non-disclosure of confidential or material non-public information in connection with the purchase and sale of the AHC Shares or the VRDT Securities, deriving from or relating to any assertion that the Fund Parties and VRDT did not have access to the same information or deriving from or relating to any related theories of recovery.

n.           The foregoing representations, warranties, acknowledgements, agreements and indemnities shall be deemed made as of the Closing and shall survive the sale and delivery of the AHC Shares (including the Notarial Deed) and the VRDT Securities hereunder.

8.             Miscellaneous.

a.           Expenses.  Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incident to the origin, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, all legal and accounting fees and disbursements.  Any transfer or documentary taxes and any filing or recording fees (including, without limitation, any documentary or revenue stamps) applicable to the conveyance of the AHC Shares or the VRDT Securities shall be borne and paid by the transferor thereof hereunder.

b.           Amendments and Waivers.  Except as otherwise specifically stated herein, any provision of this Agreement may be waived or amended by, and only by, a written instrument executed by Fund Parties and VRDT.

c.           Other Instruments To Be Executed.  From and after the date hereof, including after the Closing, each Party shall, from time to time, at the request of the other Party and without further consideration (but at the requesting Party’s expense) do, execute, acknowledge and deliver, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required to convey, assign, transfer or confirm the sale, assignment or transfer of the AHC Shares and the VRDT Securities as contemplated by this Agreement.

d.           Confidentiality; Public Statements.  The transactions contemplated hereby are agreed to be confidential.  Except as required by applicable law, neither the Fund Parties nor VRDT shall issue any press release or other public statement concerning the transactions contemplated by this Agreement without the prior review and consent of the other Party.  Notwithstanding the foregoing, the Parties agree and acknowledge that VRDT, as a public company, has an obligation to disclose this Agreement.  Subject to the foregoing, VRDT and the Fund Parties shall keep this Agreement, the terms hereof, and all documents and information relating to this Agreement confidential to the extent possible, except as may be required by law, including as may be required by VRDT in discharging its public disclosure requirements.

e.           Parties Bound.  This Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the Parties and their respective successors and permitted assigns.  The respective rights and obligations of either Party hereto shall not be assignable or delegable without the written consent of the other Party.

f.           Governing Law; Jurisdiction.  This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the law of The Netherlands, the Courts of The Hague having non-exclusive jurisdiction.  The Parties consent to the non-exclusive jurisdiction of the Courts of The Hague and waive any objection to such venue or jurisdiction, including in the basis of forum non conveniens

g.           Captions.  The captions, headings and arrangements used in this Agreement are for convenience only and do not affect, limit or amplify the terms and provisions hereof.

h.           Invalid Provisions.  If any provision hereof is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.  In lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part hereof a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

i.           Entirety of Agreement.  This Agreement contains the entire agreement among the Parties with respect to the subject matter hereof.  No representation, inducements, promises or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect.

j.           Counterparts; Effectiveness.  This Agreement is intended to be executed in one or more counterparts.  Each of such counterparts shall be deemed an original for all purposes and together each shall be deemed one agreement.  Each such counterpart shall be deemed to be complete with respect to the Fund Parties and VRDT, respectively, upon completion and execution by the Fund Parties or VRDT, respectively, of a counterpart signature page to this Agreement and either such Party is authorized to attach any such counterparts to a single copy of this Agreement.

k.           Notices.  Any notice, demand, approval, consent, request, waiver or other communication which may be or is required to be given pursuant to this Agreement shall be in writing and shall be deemed given on the earlier of (1) the next business day following electronic mail transmission to the other Party at an email address set forth on the signature page to this Agreement, or at such different address as such Party shall have theretofore advised the other Party in writing, of a PDF attachment of less than 5 MB, or (2) the earlier of (A) the day actually received or (B) the third business day next following the day when delivered to a recognized overnight courier (e.g., UPS, TNT, Federal Express, DHL), carriage prepaid, for next business day delivery and addressed to the Party at the address set forth on the signature page to this Agreement, or at such different address as such Party shall have theretofore advised the other Party in writing.

In Witness Whereof, the undersigned Parties have each signed this Acquisition Agreement by and through their duly authorized representatives as of the date hereof.

Stichting Beheer Arch Hill I

By:	/s/ Mr. H. Michiel Krans	By:	/s/ Clemens E.M van Nispen tot Sevenaer
	Mr. H. Michiel Krans		Clemens E.M van Nispen tot Sevenaer
	Chairman of the Board		Member of the Board

Address for Notices:

(2517 JK) ‘s-Gravenhage, President Kennedylaan 19, The Netherlands

Stichting Beheer Arch Hill II

By:	/s/ Clemens E.M. van Nispen tot Sevenaer	By:	/s/ Maarten H. Frech
	Clemens E.M. van Nispen tot Sevenaer		Maarten H. Frech
	Chairman of the Board		Member of the Board

Address for Notice:

(2517 JK) ‘s-Gravenhage, President Kennedylaan 19, The Netherlands

VRDT Corporation

By:	/s/ Mr. Graham P. Norton-Standen
Mr. Graham P. Norton-Standen
Chairman of the Board

Address for Notices:

12223 Highland Avenue, Suite 106-542, Rancho Cucamonga, California 91739

SALE AND TRANSFER OF THE AHC SHARES
AS PROVIDED IS CONSENTED TO AND APPROVED:

Arch Hill Capital N.V.

By:	/s/ Hugorinus C. Nuijt
Hugorinus C. Nuijt
Executive Officer